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                                                                                                               EXHIBIT 12.1



                                                                                                 COX COMMUNICATIONS, INC

                                                                                         STATEMENT SETTING FORTH COMPUTATION OF
                                                                                           RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          Year Ended December 31

                                                                         1996                1997                 1998

                                                                                      (Dollars in Millions)

Earnings available for Fixed Charges:
------------------------------------
Income (loss) before minority interest                                 $ (51.6)            $ (136.5)           $ 1,270.7
Income tax expense (benefit)                                              23.0                (53.5)               822.8
Equity in net losses of affiliated companies                             170.4                404.4                547.2
Fixed Charges (see below), excluding capitalized interest                151.2                210.6                233.2
                                                                  -------------------  ------------------   ------------------
     Total                                                             $ 293.0             $  425.0            $ 2,873.9
                                                                  ===================  ==================   ==================



Fixed charges:
--------------
Interest expense                                                       $ 146.1             $ 202.1              $ 223.3
Minority interest expense                                                  -                   -                    -
Capitalized interest                                                      43.2                 0.1                  0.0
Interest component of rentals charged to income                            5.1                 8.5                  9.9
Dividends on subsidiary preferred stock                                    -                   -                    -
                                                                 -------------------  -----------------    ------------------
     Total fixed charges including capitalized interest                 $ 194.4             $ 210.7             $ 233.2
                                                                 ===================  ==================   ==================


Ratio of earnings to fixed charges                                          1.5                 2.0                12.3
                                                                 ===================  ==================   ==================





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                                                                    1999                2000

                                                                       (Dollars in Millions)

Earnings available for Fixed Charges:
-------------------------------------
Income (loss) before minority interest                             $ 900.5           $ 1,995.1
Income tax expense (benefit)                                         580.0               877.0
Equity in net losses of affiliated companies                          90.5                 7.3
Fixed Charges (see below), excluding capitalized interest            348.0               662.7
                                                              ------------------  ------------------
     Total                                                       $ 1,919.0            $ 3,542.1
                                                              ==================  ==================



Fixed charges:
--------------
Interest expense                                                  $ 305.7             $ 550.8
Minority interest expense                                            29.0                91.4
Capitalized interest                                                  -                  -
Interest component of rentals charged to income                      13.3                20.5
Dividends on subsidiary preferred stock                               -                  -
                                                              -----------------  ------------------
     Total fixed charges including capitalized interest           $ 348.0             $ 662.7
                                                              =================  ==================


Ratio of earnings to fixed charges                                     5.5                5.3
                                                              =================  ==================

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                                                                  Three Months Ended March 31


                                                                 2000                        2001

                                                                       (Dollars in Millions)


Earnings available for Fixed Charges:
-------------------------------------
Income (loss) before minority interest                          $ 1,088.9                  $  (14.1)
Income tax expense (benefit)                                        225.4                      11.8
Equity in net losses of affiliated companies                          6.5                       5.8
Fixed Charges (see below), excluding capitalized interest           159.9                     181.6
                                                          ----------------------     ---------------------
     Total                                                      $ 1,480.7                   $ 185.1
                                                          ======================     =====================



Fixed charges:
--------------
Interest expense                                                $   133.3                   $ 153.9
Minority interest expense                                            22.3                      22.0
Capitalized interest                                                  -                         -
Interest component of rentals charged to income                       4.3                       5.7
Dividends on subsidiary preferred stock                               -                         -
                                                          ----------------------     --------------------
     Total fixed charges including capitalized interest         $   159.9                   $ 181.6
                                                          ======================     =====================


Ratio of earnings to fixed charges                                    9.3                       1.0
                                                          ======================     =====================
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